                            INTELLECTUAL PROPERTY RIGHTS


                                 LICENSE AGREEMENT


                                 SURGX CORPORATION
                                     (LICENSOR)

                               MCGRAW-EDISON COMPANY
                                     (LICENSEE)

                   INTELLECTUAL PROPERTY RIGHTS LICENSE AGREEMENT

       THIS AGREEMENT, effective as of August ____, 1997 (the "Effective Date"), is by and between SURGX CORPORATION, a Delaware corporation, having its principal office at 1100 Auburn St., Fremont, California 94538 (hereinafter "Licensor") and MCGRAW-EDISON COMPANY, a Delaware corporation, having a principal office at 114 Old State Road, Ellisville, Missouri 63178 (hereinafter "Licensee").

       WHEREAS, Licensor has been engaged in the development of products, with respect to which it is possessed of certain proprietary rights and engineering production knowledge essential to or helpful in the manufacture of the Licensed Products as defined herein, and owns, has or may have in the future the right to grant licenses with respect to certain inventions, copyrights, and other industrial and intellectual property, technical and production data, and other secret and confidential information relating to the manufacture of the Licensed Products;

       WHEREAS, Licensee desires to obtain from Licensor certain patent rights, technical assistance, technical and production know-how, and services of technical representatives, including drawings, designs, and specifications, formulae, data, information and engineering assistance relating to Licensed Products, to the extent the same is possessed by Licensor, and Licensor has the right to grant the same, to assist Licensee in manufacturing and selling the Licensed Products as hereinafter set forth;

       WHEREAS, Licensor is willing to provide Licensee with the technical assistance, technical and production know-how, and services of technical representatives, in connection with the manufacture and sale of Licensed Products hereunder, to the extent and upon the terms and conditions hereinafter set forth;

       WHEREAS, Licensor is willing to direct its technical competence to certain projects to advance certain technologies to hopefully urge the toward commercialization; and Licensee is desirous of having that occur; and

       WHEREAS, the parties wish to expand on some of the understandings reached in their July 1996 Intellectual Property Rights License Agreement and delete or add more appropriate terms and conditions thereto;

       NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, Licensor and Licensee covenant and agree as follows:

1.     DEFINED TERMS.

       1.1 "AFFILIATE" means any person controlling, controlled by (either directly or indirectly) or under common control with Licensee or Licensor as applicable.

       1.2 "AGREEMENT" means this Intellectual Property Rights License Agreement between Licensee and Licensor and all attachments, exhibits, schedules, lists or other documents expressly called out herein.

                                     1.

       1.3     "CONFIDENTIAL INFORMATION" has the meaning set forth in Section
12.1.

       1.4 "DISCLOSING PARTY" shall mean a Party or an Affiliate thereof that discloses Confidential Information to the other Party or an Affiliate thereof.

       1.5 "GROSS PROFIT" means under United States generally accepted accounting principles: (i) the aggregate sum of revenue recognized by Licensee, its Affiliates and any sublicensee from sales or other dispositions of Licensed Products to unaffiliated third parties net of freight out, returns and credits allowed and taken ("Net Sales"); (ii) minus Licensee's cost of sales at standard costs including direct and indirect labor and associated fringe benefits, scrap, perishable tooling, supplies and maintenance on machinery and equipment (only costs associated with the manufacture of Licensed Products will be included in standard costs); (iii) plus or minus, as applicable, operating variances from standard costs of sales; (iv) minus semi-variable costs equal to 5% of Net Sales for selling commissions and distribution costs; (v) minus amortization associated with incremental machinery and equipment used in the manufacture of the Licensed Products (using a 10 year useful life); and (vi) minus amortization associated with development costs incurred by Licensor and reimbursed by Licensee as described in Section 3.3 hereof using a 5-year amortization period.

       1.6 "IMPROVEMENTS" shall mean those supplements, changes, revisions, updates, advancements, corrections, and modifications to the Technical Information or Licensed Intellectual Property Rights including developments in Microgap technology and any manufacturing process improvements made during the term of this Agreement which are necessary or useful for the manufacture, use or sale of Licensed Products.

       1.7 "LICENSEE COMPONENTS" means the materials, components and processes of Licensee which are not covered by the Licensed Intellectual Property Rights which, in combination with the SurgeTape Material and SurgeTape, form the Licensed Products.

       1.8 "LICENSED INTELLECTUAL PROPERTY RIGHTS" shall mean, solely with respect to Licensed Products, Licensor's interest in any patents, patent applications, inventions (including but not limited to the inventions and patent applications listed on Attachment 1.5), the "SurgX" trademark, the SurgeTape trademark, Technical Information and copyrights owned, controlled, conceived, developed and applied for or obtained by Licensor at any time before or during the term of this Agreement to the extent such rights are necessary or essential for the manufacture, use and sale of the Licensed Products. Wherever used in this Agreement, Licensed Intellectual Property Rights includes any such rights relating to Improvements of Licensor.

       1.9 "LICENSED PRODUCTS" means discrete components and connector products described on Attachment 1.6 which utilize the Licensed Intellectual Property Rights and incorporate either the SurgeTape Material or SurgeTape.

       1.10 "SURGETAPE MATERIAL" means a polymeric provided in a solvated liquid form that can be used to provide electrical overstress (EOS) or electrostatic discharge (ESD) protection for integrated circuits (IC's). The SurgeTape Material can be applied between signal lines and the ground plane of an electrical board assembly, a connector and other applications where it can be positioned between signal lines and ground. The SurgeTape Material has a high impedance, and

                                     2.

low leakage state during normal circuit operation. During an EOS or an ESD event, the SurgeTape Material has a low impedance state that shunts the offending charge to the ground plane. The capacitance of the devices using SurgeTape Material is typically less than 1 picofarad. The mechanical flexibility and the semiconducting characteristics of the SurgeTape Material allow for a wide variety of packaging concepts, including arrays in which a common ground is used with multiple signal lines. Specifically, the SurgeTape Material is covered by the patent applications listed on Attachment 1.5.

       1.11 The SurgeTape Material shall specifically exclude ICs and applications therefor and other SurgX products, such as, without limitation, the family of products identified by Licensor as SurgX Epoxy Packages or custom SurgX applications such as a layer on a printed circuit board and novel packaging, including hybrid designs and multichip modules.

       1.12 "SURGETAPE" means a flexible film of proprietary polymer-based material that can be applied between signal lines and a ground plane that has a high impedance and low leakage state during normal circuit operation. During an electrical overstress (EOS) or electrostatic discharge (ESD) event, the polymer has a low impedance state that shunts the offending charge to the ground plane. Specifically, SurgeTape is covered by the patent applications listed on Attachment 1.5.1, if any.

       1.13 "ICS" means an interconnected array of active and passive elements integrated with a single semiconductor substrate or deposited or deposited on the substrate by a continuous series of compatible processes, and capable of performing at least one complete electronic circuit function. Abbreviated.

       1.14 "MICROGAP" means properties of and technics for forming gaps in a substrate which may be filled with SurgeTape Material to provide voltage surge suppression properties.

       1.15    "MINIMUM ANNUAL ROYALTIES" has the meaning set forth in Section
5.2.

       1.16    "PARTIES" shall mean McGraw-Edison Company and SurgX Corporation.

       1.17    "RECEIVING PARTY" has the meaning set forth in Section 12.2.

       1.18 "ROYALTY YEAR" means a period of twelve (12) months used to measure the royalties payable to Licensor. The "First Royalty Year" is the twelve (12) month period which commenced on ____________________ _____, 1997, the "Second Royalty Year" is the twelve (12) month period which immediately follows the "First Royalty Year", and so on for subsequent Royalty Years.

       1.19 "TECHNICAL ASSISTANCE" means providing the appropriate Licensor personnel to assist personnel of Licensee in becoming trained in the use of Technical Information to be delivered or provided hereunder to the extent such Technical Information is necessary or essential for the manufacture, use or sale of Licensed Products and Improvements thereto.

       1.20 "TECHNICAL INFORMATION" means trade secrets, know-how, drawings, designs, specifications and industrial, commercial and scientific information controlled by Licensor and

                                     3.

disclosed to Licensee under this Agreement. Whenever used in this Agreement, Technical Information includes any information relating to Improvements of Licensor.

       1.21    "TERRITORY" means worldwide.

2.     GRANT OF LICENSE.

       2.1 Licensor grants to Licensee an exclusive license with respect to SurgeTape Material and SurgeTape, both within the Territory, and both to use (i) the Licensed Intellectual Property Rights; and (ii) the Technical Information, solely to manufacture, use, and sell these as Licensed Products.

               2.1.1 Licensed Products shall include application of SurgeTape to ICs if Licensor grants a license to an unaffiliated third party for application of SurgeTape to ICs.

       2.2 Subject to Section 5.2 hereof, the exclusive license granted to Licensee under Section 2.1 of this Agreement shall be for a period of twenty
(20) years commencing on the first day of the month in which Licensee makes its initial sale of a Licensed Product. Thereafter, the exclusive license granted to Licensee hereunder shall continue on a nonexclusive basis. Notwithstanding the provisions of Section 2.1, Licensee will permit Licensor to grant a non-exclusive license to Iriso Electronics Company, Ltd., a Japanese corporation ("lriso") allowing Iriso to manufacture, use and sell Licensed Products, excluding ICs, in Japan incorporating or utilizing the Licensed Intellectual Property Rights to utilize the Technical Information, provided that Iriso shall have no right to sell any Licensed Products (a) outside of Japan or (b) to a distributor that would sell any Licensed Products outside of Japan. However, Licensor may grant Iriso the right to sell Licensed Products to an original equipment manufacturer or to an added value reseller in Japan that may incorporate such Licensed Products into goods that are sold outside of Japan.

       2.3 Licensee is not authorized to grant a sublicense to any third party without Licensor's prior written consent; PROVIDED, HOWEVER, that Licensee may grant a sublicense to any of its Affiliates without Licensor's prior written consent. No Affiliate or sublicensee may be granted a sublicense pursuant to the terms of this Agreement unless it shall first agree in writing to be bound by all of the terms of this Agreement. The revenues and costs of any Affiliate or sublicensee, directly related to any sublicense properly granted hereunder and falling within the definition of Gross Profit, shall be aggregated with the revenues and costs of Licensee for the purpose of determining the royalties payable to Licensor pursuant to Section 5.1 hereof.

3. DEVELOPMENT AND COMMERCIALIZATION OF THE LICENSED PRODUCTS AND PRODUCT MODIFICATIONS.

       3.1     In partial consideration for the licenses granted to Licensee in
Section 2 and in partial consideration of the development of the Licensed Products and product modifications and enhancements as described in this Section 3, Licensee has previously paid Licensor the amount of One Hundred Thousand Dollars ($100,000). In addition, Licensee has paid Licensor an additional Six Hundred Fifty Thousand Dollars ($650,000) by check delivered to Licensor on July 16, 1996; receipt of which Seven Hundred Fifty Thousand Dollars ($750,000) total is hereby acknowledged by Licensor. Licensee further agrees to pay Licensor One Million Seven

                                     4.

Hundred Thousand Dollars ($1,700,000) which shall be credited as non-refundable prepaid minimum royalties for Royalty Years one to four. Such One Million Seven Hundred Thousand Dollar ($1,700,000) payment shall be made in six (6) equal monthly installments on the first day of each calendar month beginning on August 1, 1997, with the first actual payment on September 1, 1997 including the payments for August 1997 and September 1997.

       3.3 Upon execution of the Agreement, both Parties will use their good faith reasonable efforts to develop the Licensed Products and bring them to commercialization as soon as feasible within the agreed period therefor. It is understood by Licensee, in particular with respect to production and utilization of SurgeTape, that commercialization may not be possible in spite of the Parties' efforts. In connection therewith, Licensor will provide Licensee with the following:

               3.3.1 During the term of this Agreement, Training, Technical Information and Technical Assistance required to allow Licensee to manufacture the Licensed Products in its facilities to the extent that commercialization of the Licensed Products, particularly the SurgeTape, has been proven feasible by Licensor;

               3.3.2 As soon as reasonably possible, a final report documenting all processing requirements and procedures necessary for Licensee to manufacture the Licensed Products to the extent that commercialization of the Licensed Products, particularly the SurgeTape, has been proven feasible by Licensor; and

               3.3.3 As soon as reasonably possible, the technology necessary to improve the SurgeTape Material for broader product application as follows:

               (a)    Trigger voltage = 200 V.

               (b)    Clamping voltage = 25 V.

               3.3.4 Within six (6) months of the Effective Date of this Agreement, those deliverables concerning laser-formed microgap technology set forth in Attachment 3.3.4.

               3.3.5 Within six (6) months of the Effective Date of this Agreement, those deliverables concerning SurgeTape set forth in Attachment 3.3.4.

               3.3.6 The six (6) month duration set forth in Sections 3.3.4 and 3.3.5 may be adjusted upon mutual approval by the Parties as necessary to focus resources to suit priorities that may shift as development activities proceed.

       3.4 Licensor also agrees to work at its own expense toward and expend commercially reasonable efforts in developing information, processes, techniques and means for commercializing the manufacture of SurgeTape for six (6) months after the Effective Date hereof. Licensor shall not be penalized or deemed to have breached any obligation under this Agreement if it fails to develop viable methods and means for commercializing the manufacture of SurgeTape.

                                     5.

       3.5 To the extent that Licensor specifically undertakes any Licensed Product modifications or enhancements at Licensee's written request (other than the product modifications and enhancements described in Section 3.3.3 above which will be undertaken by Licensor at its sole expense), Licensee shall reimburse Licensor for its development costs as described below in conducting such modifications or enhancements, including any additional capital equipment that Licensee requires to perform such modifications and enhancements. The development costs incurred by Licensor to be reimbursed by Licensee shall consist of direct and indirect labor and associated fringe benefits of Licensor's employees and independent contractors as allocated to the project, scrap, perishable tooling, supplies, maintenance on machinery and equipment, capital equipment costs, material costs and travel costs. The development costs incurred by Licensor will be amortized over a period of five (5) years and capital equipment cost incurred by Licensee will be amortized over a period of ten (10) years and the annual amortization will be included in the cost structure of the Licensed Products for the purpose of determining annual royalties based on Gross Profits (or if annual royalties are based on net sales, the royalties based on net sales will be reduced by an equivalent amount to account for the annual amortization).

       3.7 All inventions or other intellectual property conceived or reduced to practice jointly by the employees or independent contractors of the Parties, as a result of this collaboration and during the term of this Agreement, shall be jointly owned by the Parties and shall be included in the license without charge to Licensee, provided that all expenses incurred to file, obtain, maintain, register or perfect any patents or other intellectual property right based on such joint inventions or intellectual property is equally shared by the Parties. If one joint invention owner declines to contribute its share of expenses to file, issue and maintain a patent based thereon or to register or perfect a right in the jointly created intellectual property, the Party paying such expenses shall own the resultant patent or intellectual property right paid for. In any event, the joint owner of an invention or other intellectual property right under this Section 3.7 shall have no duty of accounting to the other joint owner. Licensee shall not grant a sublicense in such jointly owned inventions or intellectual property without the prior written consent of Licensor.

       3.8 Licensee may utilize the SurgX and SurgeTape trademarks in connection with the sale and promotion of the respective Licensed Products to which they apply. Licensee may also utilize its trade names or trademarks in conjunction with the SurgX and SurgeTape trademarks in connection with the sale and promotion of the Licensed Products, provided that no composite trademarks are formed thereby. Licensor and Licensee shall enter into a Trademark License Agreement, that defines the permitted uses of the SurgX and SurgeTape trademarks, in the form attached hereto as Attachment 3.8 before Licensee may use these Licensor trademarks.

4.     DISCLOSURE OF TECHNICAL INFORMATION.

       4.1 Licensor shall disclose and furnish to Licensee all Technical Information necessary or essential for the incorporation and use of SurgeTape Material and SurgeTape in the manufacture, use and sale of the Licensed Products. Disclosure of Technical Information, to the extent such Technical Information is in documentary or fixed form, shall be by delivery of two copies of the most recent versions thereof. Delivery of Technical Information shall be completed in compliance with the schedule of Attachment 4.1.

                                     6.

       4.2 To the extent that Technical Information is not available in documentary or fixed form, disclosure shall be made by Licensor, at its expense, providing Technical Assistance to Licensee, including training and consultation normally sufficient to demonstrate the practical use of the Technical Information, and to communicate information applicable thereto in such detail as to reasonably permit Licensee to understand and make full use thereof in the establishment and operation of a production capability for Licensed Products, and to exercise the rights and licenses granted herein. Such Technical Assistance will be performed at the request of Licensee, consistent with the Technical Information delivery schedule of Attachment 4.1, by qualified Licensor technical personnel, at Licensee's manufacturing plants and locations. During such visits, Licensor personnel shall observe such rules and regulations as are applicable to employees of Licensee, and Licensor shall indemnify Licensee from any liability which might be asserted or claimed against Licensee, arising out of said visits by Licensor's personnel, including personal injury to or property damage caused by such personnel. Licensee will provide, at no cost to Licensor, reasonable facilities for such training and Technical Assistance, including access to office space, secretarial support and local phone use for Licensor personnel engaged in such training and Technical Assistance. Notwithstanding
Section 2.3 hereof, Licensee may not sublicense the rights contained in this
Section 4.2 without the specific prior written approval of Licensor.

       4.3 By arrangement with Licensor, Licensee may, at its expense, send qualified personnel to Licensor's establishment for training for the purpose of enabling Licensor to demonstrate and Licensee's employees to observe, the manufacturing and engineering operations and the application and use of Technical Information pertaining to the Licensed Products. The identity and number of any such personnel, and the date and duration of each such visit shall be such as Licensor and Licensee mutually agree. During such visits, Licensee's personnel shall observe such rules and regulations as are applicable to employees of Licensor, and Licensee shall indemnify Licensor from any liability which might be asserted or claimed against Licensor arising out of said visits by Licensee's personnel, including personal injury to or property damage caused by such personnel. Licensor will provide, at no cost to Licensee, reasonable facilities for such training, including access to office space, secretarial support and local phone use for Licensee's personnel engaged in such training.

       4.4 After delivery of the Technical Information pursuant to Attachment 4.1, Licensee's personnel may direct correspondence or telephone inquiries to Licensor's personnel requesting reasonable amounts of Technical Assistance and oral explanation concerning Licensor's method of manufacturing, Technical Information or operation of the Licensed Products, and Licensor agrees to promptly respond to such inquiries and to supply such assistance to the extent it is in the possession of, or known to, Licensor, and at the place and times upon which the Parties may mutually agree.

       4.5 Licensor agrees to promptly notify Licensee of any defect or error discovered in the Technical Information, and of any corrective action, revisions or customer notice made by Licensor with regard thereto.

       4.6 During the term of this Agreement, Licensor shall promptly disclose and deliver to Licensee any Improvements conceived or reduced to practice in whole or in part by Licensor. Licensor also agrees to promptly deliver sufficient information to allow Licensee to incorporate

                                     7.

such Improvements into the Licensed Products. During the term of this Agreement, Licensee shall promptly deliver to Licensor any Improvements conceived or reduced to practice in whole or in part by Licensee. Licensee also agrees to promptly deliver sufficient information to allow Licensor to incorporate such Improvements into the Licensed Products.

5.     ROYALTIES.

       5.1 Commencing with the First Royalty Year, Licensee shall pay to Licensor an annual royalty for the licenses granted herein equal to Twenty five percent (25%) of the Gross Profit recognized by Licensee, its Affiliates and any sublicensee on the sale of Licensed Products during the relevant Royalty Year. The Parties acknowledge that it is their desire to ultimately convert this royalty to a royalty based upon net sales of the Licensed Products (instead of Gross Profit) but they do not have sufficient experience to currently calculate the appropriate royalty rate. Therefore, the Parties agree that after four (4) years from the Effective Date of this Agreement, they shall discuss in good faith a royalty rate based on net sales which provides the same economic allocation as that intended by the royalty based on Gross Profit. Unless both Parties execute a written amendment to this Agreement setting forth the terms of the royalty based on net sales, any promises, agreements or understandings made by the Parties during their discussions and negotiations will not be binding on the Parties. If the Parties do not execute a written amendment to this Agreement setting forth the terms of the royalty based on net sales, then Licensee shall continue to pay Licensor an annual royalty based on Gross Profit as described above.

       5.2 In order to maintain the licenses granted to it under Section 2.1 hereof, including the exclusivity of the exclusive license for its twenty (20) year period as described in Section 2.3, Licensee shall insure that the annual royalties payable to Licensor are no less than the following amounts ("Minimum Annual Royalties"):

       Royalty Year          Minimum Annual Royalties
       1st                   $0
       2nd                   $200,000
       3rd                   $500,000
       4th and 5th           $1,000,000 (each Royalty Year)
       6th through 20th      $2,500,000 (each Royalty Year)

If in any Royalty Year after the fourth, the royalties based on Gross Profit (or net sales, if applicable) are less than the Minimum Annual Royalties, Licensee, at its option, has the right to pay up the difference to a total equaling the respective year's Minimum Annual Royalty. If Licensee elects not to pay up the difference to a total equaling the respective year's Minimum Annual Royalty, then the exclusive license granted hereunder shall become a fully non-exclusive license for the remaining term of this Agreement, subject to the rights of the Licensor to terminate this Agreement as set forth in
Section 14.4. In the event the exclusive license reverts to a non-exclusive license because Licensee elects not to pay the Minimum Annual Royalties, the Licensee shall no longer be liable for payment of Minimum Annual Royalties but shall continue to be liable for royalties based on the Gross Profit (or net sales, if applicable) of Licensed Products sold.

                                     8.

       5.3 As a matter of convenience, to protect Licensor's Licensed Intellectual Property Rights and as an acknowledgment that Licensee is not currently in the business of producing any resettable electrostatic discharge protection products or products incorporating any resettable electrostatic discharge protection products, Licensee agrees that the royalty under this
Section 5 shall apply to all resettable electrostatic discharge protection products which are covered by (a) the Licensed Intellectual Property Rights or
(b) Improvements of Licensee.

       5.4 Subject to Section 5.3, nothing in this Agreement shall be deemed to prohibit Licensee from conceiving, reducing to practice, developing, making, using, marketing or otherwise distributing or promoting products competitive with the Licensed Products produced hereunder, provided that Licensee does not breach any provision of Section 12 or disparage the Licensed Products produced hereunder in doing so.

6.     PAYMENTS.

       6.1 Royalties (including Minimum Annual Royalties) are due and payable for each quarter of each Royalty Year within forty five (45) days after the end of each quarter of each such Royalty Year.

       6.2 All payments payable by Licensee to Licensor are assigned by Licensor and shall be paid in U.S. dollars by Licensee to Oryx Technology Corporation, 4731 Bayside Parkway, Fremont, California 94538.

7.     RECORDS, REPORTS AND INSPECTION.

       7.1 Licensee shall at all times keep complete and proper records of all Licensed Products manufactured, used or sold by Licensee, its Affiliates and any sublicensee. Sales or dispositions shall be considered as made on the date of the invoice or shipment, whichever occurs first.

       7.2 Within forty five (45) days after the end of each quarter of each Royalty Year during the term of this Agreement, Licensee shall send to Licensor a full statement in writing identifying separately the total number of pieces in each product category of Licensed Products sold by Licensee, its Affiliates and any sublicensee during the preceding quarter of such Royalty Year, together with a computation of royalties due Licensor.

       7.3 Licensor shall have the right, upon giving at least thirty (30) days' advance notice, at any time during normal business hours, to audit the records of Licensee, any sublicensee and any Affiliate to which Licensee has granted a sublicense by having an independent auditor examine the books and records of Licensee, any sublicensee and any Affiliate to which Licensee has granted a sublicense relating to the computation of royalties on the Licensed Products. Licensee, any sublicensee and any Affiliate to which Licensee has granted a sublicense shall keep the records available for inspection for three
(3) years after expiration of the Royalty Year in which they are made and Licensor's right to audit the records of Licensee, any sublicensee and any Affiliate to which Licensee has granted a sublicense shall not extend beyond such three year period. Licensor shall, and shall cause its independent auditor to maintain the confidentiality of all information, books and records examined during such audit. Licensor will bear the expense of

                                     9.

any such audit unless the audit shows an underpayment of more than five percent (5%) for the applicable period, in which case Licensee shall bear the expense of the audit.

8.     WARRANTY.

       8.1 Licensor warrants that it has the right to grant a license to the rights licensed hereunder and that there are no outstanding assignments, grants, licenses, encumbrances or obligations inconsistent with licenses granted under this Agreement.

       8.2 To the knowledge of Licensor and its Affiliates as of the Effective Date, Licensor warrants that the Licensed Intellectual Property Rights do not interfere with, infringe upon, misappropriate or otherwise conflict with any intellectual property rights of third parties and Licensor and its Affiliates have never received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of Licensor and its Affiliates, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Licensed Intellectual Property Rights.

9.     INDEMNIFICATION.

       9.1 Licensor agrees to indemnify Licensee, its agents, employees, officers, directors and representatives (the "Licensee Group") against any and all losses and expenses arising from any claims, demands, actions, suits, or prosecution (collectively, a "Claim") that may be initiated against the Licensee Group by an unaffiliated third party relating to infringement claims (specifically including claims that may arise from the patents described in Attachment 9.1 hereof) which are the result of the incorporation or combination of the SurgeTape Material or SurgeTape with Licensee Components in the Licensed Products manufactured, used or sold by Licensee in the Territory, pursuant to the terms of this Agreement. Licensor will have no such obligation (i) unless it is promptly notified by Licensee of any Claim or threat of a Claim PROVIDED, HOWEVER, that delay or failure to so notify shall not relieve Licensor of its indemnity obligations unless and to the extent Licensor is thereby damaged, (ii) unless upon Licensor's request and expense, Licensee cooperates reasonably in any such Claim, (iii) to the extent the Claim involves specifications provided by Licensee or any change or addition to or modification of such Licensed Intellectual Property Rights or any use or application thereof different from the commercial uses and applications of Licensor as of the date of this Agreement or (iv) for any settlement Licensor does not approve in advance in writing. Licensee, at its sole cost and expense, may elect to join Licensor to defend such Claim so long as Licensee is an exclusive licensee hereunder. If any resolution of such a Claim results in the payment of a royalty by Licensee to a third party as necessary to make, use, or sell Licensed Products, such royalty shall be allocated to Gross Profit to the extent such royalty accrues on the manufacture, use or sale of the Licensed Products (or if royalties are based on net sales rather than Gross Profit, twenty five percent (25%) of such third party royalties shall be deducted from and credited against any royalties otherwise due to Licensor under this Agreement).

       9.2 Licensee agrees to indemnify Licensor, its agents, employees, officers, directors and representatives (the "Licensor Group") against any and all losses and expenses arising from any claims, demands, actions, suits or prosecution (collectively, a "Claim") that may be initiated against the Licensor Group by an unaffiliated third party relating to infringement claims which

                                     10.

are the result of the use or sale of Licensee Components which are incorporated in the Licensed Products manufactured, used or sold by Licensee in the Territory pursuant to the terms of this Agreement. Licensee will have no such obligation (i) unless it is promptly notified by Licensor of any Claim or threat of a Claim PROVIDED, HOWEVER, that delay or failure to so notify shall not relieve Licensee of its indemnity obligations unless and to the extent Licensee is thereby damaged, (ii) unless upon Licensee's request and expense Licensor cooperates reasonably in any such Claim and (iii) for any settlement Licensee does not approve in advance in writing. Licensor, at its sole cost and expense, may elect to join Licensee to defend such Claim. If any resolution of such a Claim results in the payment of a royalty by Licensor to a third party as necessary to make, use or sell Licensed Products (other than the patent rights specified in Attachment 1.5 to the extent such patent rights are incorporated in the Licensed Products), such royalty shall be allocated to Gross Profit to the extent such royalty accrues on the manufacture, use or sale of the Licensed Products (or if royalties are based on net sales rather than Gross Profit, twenty five (25%) of such third party royalties shall be deducted from and credited against any royalties otherwise due to Licensor under this Agreement).

10.    IMPROVEMENTS.

       10.1 Licensor agrees to disclose to Licensee any Improvements made by Licensor relating to the Licensed Intellectual Property Rights and where applicable, the Optional Licensed Intellectual Property Rights, developed, conceived or reduced to practice by Licensor during the term of this Agreement and to grant Licensee the right to use the Improvements in the manufacture, use and sale of the Licensed Products at no additional cost under the same terms and conditions of this Agreement for the term of this Agreement.

       10.2 Licensee agrees to disclose to Licensor any Improvements made by Licensee, its Affiliates or any sublicensee relating to the Licensed Intellectual Property Rights and where applicable, the Optional Licensed Intellectual Property Rights, developed, conceived or reduced to practice by Licensee during the term of this Agreement and to grant Licensor a worldwide, royalty-free license to any such Improvements for the term of this Agreement. To the extent that any such Improvement as made by Licensee can only be used or sold with reference to the Licensed Products or such Improvement constitutes an enhancement or improvement to the SurgeTape Material or SurgeTape, Licensor shall have the full right to sublicense such Improvement. Conversely, to the extent any such Improvement has uses both with reference to the Licensed Products and other products of Licensee, Licensor shall have no right to sublicense such Licensee Improvement without the prior written consent of Licensee.

11.    MANUFACTURE AND SUPPLY OF SURGETAPE MATERIAL AND SURGETAPE.

       11.1 Pursuant to the terms of a Supply Agreement to be negotiated and entered into by the Parties, Licensor shall manufacture, or have manufactured for it, and shall sell to Licensee all of Licensee's forecasted requirements for the SurgeTape Material and SurgeTape at a price equal to Licensor's cost for such material as defined on Attachment 11.1. In the event the Parties are unable in good faith to negotiate and enter into a Supply Agreement, the terms and conditions of the supply arrangement will be governed by this Section 11. At least four (4) months prior to each delivery date, Licensee shall deliver a forecast to Licensor of Licensee's quantity requirements for the SurgeTape Material and SurgeTape. Licensee shall act in a commercially

                                     11.

reasonable manner to schedule orders to avoid creating production capacity problems for Licensor. The SurgeTape Material and SurgeTape delivered to Licensee shall be F.O.B. Licensee's manufacturing facility in the Continental United States. Licensor shall use reasonable commercial efforts to deliver the SurgeTape Material and SurgeTape by the applicable delivery date. All customs, duties, costs, taxes, insurance premiums and other expenses related to transportation and delivery shall be at Licensee's expense. Licensor agrees to deliver SurgeTape Material and SurgeTape to Licensee in conformity with Licensee's forecast, free of material and workmanship defects and meeting the Parties' mutually agreed upon quality control requirements.

       11.2 Licensee shall have the right, upon giving at least thirty (30) days' advance notice, at any time during normal business hours, to audit Licensor's records by having an independent auditor examine the books and records of Licensor relating to the cost of the SurgeTape Material and SurgeTape. Licensor shall keep the records available for inspection for three years after each date of delivery of the SurgeTape Material and SurgeTape and Licensee's right to audit Licensor's records shall not extend beyond such three year period. Licensee shall, and shall cause its independent auditor to, maintain the confidentiality of all information, books and records examined during such audit. Licensee shall bear the expense of any such audit unless the audit shows an overpayment of more than 5% for the applicable period, in which case Licensor shall bear the cost of the audit.

       11.3 Licensee shall have the right to self-manufacture the SurgeTape Material or SurgeTape if: (i) Licensor fails to meet its obligations under the Supply Agreement, or under this Section 11 if the Parties have not entered into a Supply Agreement, with regard to delivering Licensee's forecasted requirements for the SurgeTape Material or SurgeTape under the terms and conditions of the Supply Agreement, or under this Section 11 if the Parties have not entered into a Supply Agreement (unless such failure is a result of a breach or anticipatory breach of this Agreement by Licensee), and such failure continues for a period of sixty (60) days after written notice thereof to Licensor, or (ii) Licensor becomes insolvent, or a case or proceeding under bankruptcy, insolvency or similar law is commenced by or against Licensor, but not by Licensee or a party acting in its behalf, and is not dismissed within forty five (45) days or Licensor makes a general assignment for the benefit of creditors. If Licensee has the right to self-manufacture the SurgeTape Material or SurgeTape pursuant to Section 11.3(i) or (ii) hereof, Licensee shall exercise its right to self-manufacture the SurgeTape Material or SurgeTape by giving written notice thereof to Licensor and immediately upon receipt of such notice Licensor shall provide Licensee with any and all Technical Information and Technical Assistance to allow Licensee to manufacture the SurgeTape Material or SurgeTape. If any event of force majeure disrupts the supply of SurgeTape Material or SurgeTape to Licensee which disruption continues for a period of sixty (60) days, then, notwithstanding Section 22.2, Licensor shall find an alternate source to supply the SurgeTape Material or SurgeTape to Licensee or shall allow Licensee to self-manufacture the SurgeTape Material or SurgeTape; PROVIDED, HOWEVER, that the foregoing shall apply only during the time period that the disruption in the supply of SurgeTape Material or SurgeTape as a result of an event of force majeure continues.

       11.4 Upon execution of this Agreement, as a precautionary measure to insure all information relating to the manufacture of the SurgeTape Material or SurgeTape is available to Licensee in the event Licensee exercises its right to self-manufacture the SurgeTape Material or SurgeTape, Licensor shall deliver all of the documents relating to the manufacture of the SurgeTape Material or

                                     12.

SurgeTape that are necessary for Licensee to self-manufacture the SurgeTape Material or SurgeTape to an escrow agent mutually agreed to by the parties, it being understood by Licensee that Licensor may not have and may not develop any documents or information relating to the successful manufacture of SurgeTape. The escrow agent shall hold all of such documents in escrow pursuant to the terms of an Escrow Agreement between the parties. The Escrow Agreement shall provide that the escrow agent will not disclose such documents to Licensee unless and until Licensee issues its written notice to both Licensor and the escrow agent that it is exercising its right to self-manufacture the SurgeTape Material or SurgeTape and Licensor has not provided the escrow agent with notice within ten (10) days thereafter that it is disputing Licensee's right to self-manufacture the SurgeTape Material or SurgeTape. Licensor and Licensee shall enter into an Escrow Agreement in the form attached hereto as Attachment 11.4.

12.    NONDISCLOSURE.

       12.1 Prior to and during the term of this Agreement, the Parties have made and will make certain disclosures to each other regarding information which is proprietary and confidential to them in their businesses (the "Confidential Information"). In order to constitute Confidential Information, information being disclosed must either be in writing and marked as being proprietary or confidential or, if given orally, must be identified as proprietary when stated and confirmed in writing to be proprietary within thirty (30) days of the original oral disclosure. In particular, Licensee recognizes that the Licensed Intellectual Property Rights and the confidential nature, thereof are critical to the business of Licensor and that Licensor would not enter into this Agreement without assurance that such technology and information and the value thereof will be protected as provided in this Section 12 and elsewhere in this Agreement. Accordingly, each party agrees as follows:

       12.2 The party receiving such information (the "Receiving Party") agrees (i) to hold the Disclosing Party's Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (ii) not to divulge any such Confidential Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Confidential Information except as expressly authorized in this Agreement, and (iv) not to remove or export from the United States or reexport any such Confidential Information or any direct product thereof (e.g., Licensed Products by whomever made) to Afghanistan, the Peoples' Republic of China or any Group Q, S, W, Y or Z country (as specified in Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations, or a successor thereto) or otherwise except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce. Any employee given access to any such Confidential Information must have a legitimate "need to know" and shall have executed the standard form of the confidentiality agreement of the Receiving Party. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to information the Receiving Party can document (i) is in or (through no improper action or inaction by the Receiving Party or any Affiliate, sublicensee, agent or employee) enters the public domain, or (ii) was rightfully in its possession or known by

                                     13.

it prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to it by another person without restriction, (iv) was disclosed by the Disclosing Party to a third party on an unrestricted nonconfidential basis, or (v) was independently developed by the Receiving Party by persons without access to such information and without use of any Confidential Information of the Disclosing Party. If the Receiving Party believes that information that a Disclosing Party has identified as Confidential Information is no longer Confidential Information due to the circumstances in the immediately preceding sentence, the Receiving Party shall establish same by clear and convincing evidence prior to making a disclosure of such information. Each party's obligations under this Section 12.2 (except under clause (iv) of the first sentence) shall terminate five (5) years after the termination of this Agreement.

       12.3 Immediately upon any termination or expiration of the Receiving Party's license under Section 13, the Receiving Party will turn over to the Disclosing Party all Confidential Information of the Disclosing Party and all documents or media containing any such Confidential Information and any and all copies or extracts thereof.

       12.4 Licensor recognizes that Licensee may have a need to furnish Technical Information received hereunder to third parties in the exercise of rights granted hereunder, and to customers (e.g., OEM) incorporating Licensed Products into other equipment. Licensee may disclose such Technical Information to any such third party for its use in the exercise of the rights granted by Licensor hereunder, solely for the benefit of Licensee, provided such disclosure is made to such third parties under a written agreement containing restrictions on disclosure and use equivalent to those contained in this Section 12.

13.    TERM.

       13.1 This Agreement shall begin on the Effective Date. This Agreement shall remain in effect, unless terminated at an earlier date pursuant to Section 14 herein, for a period of twenty (20) years or until the expiration of or failure to maintain the last issuing patent which is included in Licensed Intellectual Property Rights, whichever is greater. Notwithstanding the foregoing, Licensee shall have the option to extend the term of this Agreement on a year-to-year basis by providing written notice of its election to extend the term within sixty (60) days prior to the expiration of the initial term or any extended term. Any extension of this Agreement shall be subject to all terms and conditions herein, provided that Licensee shall be obligated to pay only seventy five percent (75%) of the royalties that it would have been obligated to pay during the initial term of this Agreement.

14.    TERMINATION.

       14.1 This Agreement may be terminated at any time prior to the expiration of its normal term by the mutual written agreement of the Parties.

       14.2 This Agreement may be terminated by Licensor upon written notice to Licensee if Licensee fails to make any payment when due hereunder and such lack of timely payment is not remedied within thirty (30) days from written notice thereof. However, the Licensor may not terminate the Agreement to the extent there is a bona fide dispute as to the amount of royalties

                                     14.

due, provided the amount of royalties not in dispute are paid by Licensee within the thirty (30) day cure period.

       14.3 This Agreement may be terminated by either party upon written notice to the other party:

               14.3.1 immediately, if the other party defaults under or breaches any of the terms of this Agreement and such default or breach is not remedied within a period of sixty (60) days after written notification thereof (except breach of the payment obligation, as set out above); or

               14.3.2 immediately, if a material provision of this Agreement is held invalid or unenforceable by the determination of a court of competent jurisdiction; or

       14.4 This Agreement may be terminated by Licensor upon thirty (30) days' prior notice to Licensee given within the one (1) year period following the applicable Royalty Year and the payment of Seven Hundred Fifty Thousand Dollars ($750,000) to Licensee in the event:

               14.4.1 Licensee has failed to pay the Minimum Annual Royalties applicable to the Second or Third Royalty Year and has not cured within the thirty (30) day notice period; or

               14.4.2 Licensee has failed to pay a minimum of One Million Dollars ($1,000,000) in royalties to Licensor each year during the Fourth through Tenth, inclusive, Royalty Years and has not cured such default within the thirty (30) day notice period.

       14.5 If this Agreement is terminated pursuant to Section 14.4 above, the Licensee shall retain a license to manufacture, use and sell the Licensed Products under the Licensed Intellectual Property Rights or Optional Licensed Intellectual Property Rights if applicable, but such license shall be limited to the manufacture, use and sale of Licensed Products to those customers of Licensee who have previously purchased Licensed Products (such customers to be derived by a customer/product sales history and Licensee may sell to any such existing customer only those pieces in each product category of the Licensed Products that such customer had purchased from Licensee prior to the termination of this Agreement). During the term of such limited license and until the expiration of the term of this Agreement under Section 13 hereof: (i) Licensee shall continue to pay Licensor royalties based on Gross Profit (or net sales, if applicable) as provided in Section 5.1; and (ii) Licensee may continue to obtain SurgeTape Material according to the terms of Section 11.

15.    RIGHTS AFTER TERMINATION OR EXPIRATION.

       15.1 Except to the extent necessary for Licensee to exercise its rights under Section 14.5, upon the termination of this Agreement under Sections 14.1, 14.2, 14.3 or 14.4, Licensee shall: (i) immediately cease all further use of Technical Information and manufacture of Licensed Products, but shall be allowed to continue to use or sell Licensed Products manufactured prior to the date of termination of this Agreement provided, Licensee continues to pay Licensor any royalties relating to such use or sales; (ii) Licensee shall cease all use of the Licensed Intellectual Property Rights and if applicable, (iii) Licensee will return to Licensor or destroy and provide Licensor a complete list of all Technical Information, including all specifications and drawings, and all copies thereof.

                                     15.

       15.2 Termination or expiration of this Agreement (i) shall not release Licensee from its obligation to make payment in full of all royalties which have accrued to that date, (ii) shall not relieve the Parties from all other obligations or liabilities under this Agreement which expressly extend beyond the termination or expiration and (iii) shall not be construed as a waiver of any rights, claims (including claims for damages), or obligations that have accrued up to and including the date of termination or expiration. In particular, it is understood that Sections 3.4, 5, 6, 7, 9, 12, 15, 16 and 20 hereof shall survive any termination or expiration of this Agreement.

16.    LITIGATION AND FILING MATTERS.

       16.1 Licensor retains the sole right and discretion to file and prosecute patent applications, maintain patents and apply for intellectual property rights in the Territory relating to the Licensed Intellectual Property Rights, or any Improvements, but not joint inventions. At Licensee's request while Licensee remains an exclusive licensee hereunder, Licensor will discuss its decision on these matters with Licensee, but Licensee will not attempt to file or prosecute any such patent applications or maintain any such patent (i) except as Licensor may, in its sole discretion, approve in writing and (ii) except that Licensee may continue maintenance of licensed patents issued in the Territory if Licensor elects not to do so. Licensor's existing relevant patents and patent applications in the Territory are listed on Attachment 1.5.

       16.2 If Licensee becomes aware of any product or activity of any third party that involves infringement or violation of any Licensed Intellectual Property Right or Optional Licensed Intellectual Property Rights in the Territory, then Licensee shall promptly notify Licensor in writing of such infringement or violation. Licensor may in its discretion take or not take whatever action it believes is appropriate; if Licensor elects to take action, Licensee will reasonably cooperate therewith at Licensor's expense. Licensor will indemnify Licensee for any damages, expenses, costs and fees in connection with Licensor's actions under this Section 16.2.

       If Licensor does not, within ninety (90) days after receipt of such a notice of a patent infringement within the scope of Licensee's license hereunder, commence action directed towards restraining or enjoining such patent infringement, Licensee, so long as it is an exclusive licensee hereunder may take such legally permissible action as it deems necessary or appropriate to enforce Licensor's patent rights and restrain such infringement. Licensor agrees to cooperate reasonably in any such action initiated by Licensee including supplying essential documentary evidence and making essential witnesses then in Licensor's employment available. As part of such cooperation, Licensee may join Licensor as a party, if the need arises, although such joinder shall be entirely at Licensee's expense. Licensee will indemnify Licensor for any damages, expenses, costs and fees in connection with Licensee's actions under this
Section 16.2. Nothing in this Section 16.2 allows Licensee or requires Licensor to disclose the Licensed Intellectual Property Rights or Optional Licensed Intellectual Property Rights except the patent rights set forth in Attachment 1.5.

       If Licensor solely initiates and prosecutes any such an action under this Section 16.2, all legal expense (including court costs and attorneys' fees) shall be for Licensor's account and it shall be entitled to all amounts awarded by way of judgment, settlement or compromise.

                                     16.

       Licensee may join, solely at its own expense, an action prosecuted by Licensor and any amounts awarded by way of judgment shall be allocated between Licensor and Licensee as the court shall determine each party has been damaged.

       In the event Licensor elects not to initiate suit and if Licensee solely initiates and prosecutes such an action, all legal expenses (including court costs and attorneys' fees) shall be for Licensee's account and it shall be entitled to all amounts awarded by way of judgment, settlement, or compromise.

       16.3 Licensee understands that Licensor has not conducted comprehensive patent searches in all of the countries in the Territory.

       16.4 INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT EXCEPT A BREACH OF SECTION 12. NOTWITHSTANDING THE FOREGOING, THIS SECTION 16.4 SHALL NOT LIMIT THE INDEMNITY OBLIGATION OF THE PARTIES UNDER SECTION 9 WITH RESPECT TO CLAIMS OF THIRD PARTIES.

       16.5 LIMITATION OF OBLIGATIONS AND LIABILITY. LICENSOR WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF AMOUNTS PAID TO IT HEREUNDER.

17.    WAIVER OF DEFAULT.

       17.1 The failure of either party at any time to enforce or require performance of any of the provisions of this Agreement, or to exercise any right or option herein provided, shall in no way be construed to be a waiver of that or any other provision of this Agreement or to affect the right of such party thereafter to enforce each and every such provision. All waivers shall be in writing and signed by the waiving party. No waiver by either party of any default of the other party shall be held to be a waiver of any other or subsequent default.

18.    RELATIONSHIP OF PARTIES.

       18.1 It is agreed that the Parties are independent contractors and not partners, joint venturers or otherwise affiliated. Neither party has any right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of, or on behalf of the other party.

19.    NOTICE.

       19.1 Any notice pursuant to this Agreement shall be in writing and shall be deemed given (i) when delivered by hand or mail, (ii) when transmitted by telecopier, with confirmation of receipt; provided that a copy is sent at about the same time by registered or certified mail,

                                     17.

return receipt requested, or (iii) three days after being sent by Express Mail, Federal Express or other express delivery service, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify from time to time by notice):

       If to Licensor:       SurgX Corporation
                             Attention: President
                             1100 Auburn St.
                             Fremont, CA 94538
                             Facsimile: (510) 492-2080

       if to Licensee:       Bussmann Division of McGraw-Edison Company
                             Attention: President
                             114 Old State Road
                             Ellisville, MO 63178
                             Facsimile: (314) 527-1497

       with copy to:         Cooper Industries, Inc.
                             Attention: General Counsel P.O. Box 4446
                             Houston, Texas 77210 USA Facsimile: (713) 209-8991

20.    DISPUTE RESOLUTION.

       20.1 Any dispute or claim arising out of, or in connection with, this Agreement which is not settled to the mutual satisfaction of the Parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be submitted to mediation conducted by a mediator mutually acceptable to the Parties. In the event the Parties cannot resolve the dispute or claim through mediation, then the claim or dispute shall be finally settled by binding arbitration in the counties of Alameda, San Mateo or Santa Clara, California in accordance with the rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with said rules in effect on the date that such notice is given. The decision of the arbitrators shall be final and binding upon the Parties and judgment upon any award rendered by all or a majority of the arbitrators may be entered in any court of competent jurisdiction. Each party shall bear the cost of preparing its case. The cost of the arbitration, including the fees and expenses of the arbitrators, will be shared equally by the Parties unless the arbitrators' award otherwise provides. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrators shall not have authority to award punitive damages against any party or Parties. Either party may request a court to provide interim or provisional relief and such a request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

21.    ASSIGNMENT.

       21.1 This Agreement shall be binding upon the Parties and their permitted successors and assigns. Licensor may assign or delegate any of its rights or obligations under this Agreement to an Affiliate with notice to Licensee provided the Licensor remains liable for its

                                     18.

performance under this Agreement. Licensee may assign or delegate any of its rights or obligations under this Agreement to an Affiliate with notice to Licensor provided Licensee remains liable for its performance under this Agreement. Except for assignments to Affiliates as described above, neither party may assign any of its rights or obligations to a third party without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed.

22.    MISCELLANEOUS.

       22.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of Delaware and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Subject to Section 20 and unless otherwise elected by Licensor in writing for the particular instance (which Licensor may do at its option), the sole jurisdiction and venue for actions related to the subject matter hereof shall be the U.S. federal courts having within their jurisdiction the location of Licensor's principal place of business. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California or federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

       22.2 FORCE MAJEURE. Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money or obligations under Sections 9, 12 or 16) if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than three (3) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force majeure shall use its best endeavors in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other party by telex or telefax within five (5) days after its occurrence and shall be confirmed by a letter.

       22.3 EXPORT CONTROL. Each party hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to knowingly export, or allow the export or re-export of any Licensed Intellectual Property Rights or Licensed Products or derivative of the Licensed Intellectual Property Rights or the Licensed Products or any direct product thereof in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations, to Afghanistan, the Peoples' Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

       22.4 SEVERABILITY. If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to

                                     19.

the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

       22.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, including but not limited to the parties' July 1996 Intellectual Property Rights License Agreement, negotiations or discussions between them regarding the subject matter hereof.

       22.6 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

       22.7 HEADINGS. The section headings contained in this Agreement and in the attachments are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

       22.8 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement or any Attachments hereto shall be valid unless it is in writing and signed by each party.

       22.9 INCORPORATION OF SCHEDULES. The attachments identified in this Agreement are incorporated by reference and made a part of this Agreement.

       22.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

       On the date indicated below, each party by an authorized representative executes this Agreement in duplicate, each of which shall be considered an original.

AGREED TO ON BEHALF OF                 AGREED TO ON BEHALF OF
SURGX CORPORATION BY                   MCGRAW-EDISON COMPANY BY


Name:                                  Name:
     ----------------------------           -----------------------------

Title:                                 Title:
     ----------------------------           -----------------------------

Date:                                  Date:
     ----------------------------           -----------------------------


                                     20.

                                   ATTACHMENT 1.5

                       INVENTION:  LICENSED POLYMER MATERIAL

The inventions constituting the SurgeTape Material are covered by the following patent applications and any continuations, divisionals, continuations in part, as well as foreign counterparts which may be assigned to Licensor, it being understood that these patents and applications cover inventions which may be broader than those used solely in the SurgeTape Material:

Patent Application    File Date

020327-002            07/14/94     SurgX Devices
020327-003            07/14/94     SurgX Manufacturing and ESD Devices
020327-005            01/22/96     Printed Circuit Board Designs for ESD

(list SurgeTape patent applications here)

                                   ATTACHMENT 1.6

The term "Licensed Products" shall mean: Discrete products to be mounted on printed circuit boards for the purpose of providing ESD protection, which discrete products are manufactured by depositing SurgeTape Material on a rigid substrate such as a FR-4 printed circuit board or a ceramic substrate. Examples of such discrete products include 1206, 0805, 0603 surface mount packages and board mounted network array packages. Such discrete products shall also include discrete arrays for placement on or in connectors such as R J, D-subminiature and other connectors.

Licensed Products shall include other SurgX products, such as, without limitation, the family of products identified by SurgX as SurgTape (including discrete components and connector arrays made from SurgTape), SurgX Epoxy Packages, or custom SurgX applications such as a layer in a printed circuit board and novel packaging, including hybrid designs and multichip modules.

                                  ATTACHMENT 3.3.4

SURGX / SURGETAPE MANUFACTURING PROCESS DEVELOPMENT


                     DELIVERABLE                                DATE
                     -----------                                ----
 1.  Project Definition

     -    Project Statement: A concise statement of the     Middle of month 1
          projects purpose that helps establish
          agreement of the overall goal.

     - Project objectives: What do we plan to have at the end of the project.

     - Work breakdown structure: Listing of the human resources, facilities, equipment and materials/supplies, including the amount and cost.

     - Resource requirements: Listing of the human resources, facilities, equipment and materials/supplies, including the amount and cost.

 2.  DETAILED PROJECT PLAN

     -    Responsibility assignment matrix: Listing of      Middle of month 1
          person(s) responsible for each task of the work breakdown structure list.

     - Grant chart showing the anticipated start and completion date of each task:

 3.  PROJECT MONITORING AND CONTROL

     -    Reporting of progress, potential problems and          Monthly
          potential opportunities, project
          modifications.

     -    Revised Gantt Chart

     -    Project expense report

     -    Test reports and lab notes

 4.  PROPOSED MANUFACTURING METHOD

     -    Practical manufacturing process flow and            End of month 6
          procedures.

     - Identify potential raw material and equipment suppliers.

 5.  LASER MACHINING OF SURG-X DEVICES

     - Identify up to three appropriate substrate materials (surface mount and connector components).

     - Recommend optimum gap geometry and electrode materials with respect to performance and manufacturability for filled and untilled polymers.

     - Specify filled and untilled polymers used, and encapsulants, if any.

     -    Propose practical manufacturing process flow.

     - Identify potential vendors and equipment suppliers.

     -    Target trigger voltages -< 50V, 150V, 450V1.

     -    All test reports and lab notes.



                                     2.

                                   ATTACHMENT 3.8

                            TRADEMARK LICENSE AGREEMENT

                            TRADEMARK LICENSE AGREEMENT

     THIS TRADEMARK LICENSE AGREEMENT ("Agreement") is effective as of this ___ day of August, 1997 ("Effective Date"), by an between SURGX CORPORATION ("Licensor"), a Delaware corporation, having offices at 1100 Auburn Street, Fremont, California 94538, and MCGRAW-EDISON COMPANY ("Licensee"), a Delaware corporation, having offices at 114 Old State Road, Ellisville, Missouri 63178.

     In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

     1.   DEFINITIONS.

     The following terms shall have the meanings set forth below:

          (a) "AFFILIATE" means any person controlling, controlled by (either directly or indirectly) or under common control with Licensee.

          (b) "LICENSE AGREEMENT" shall mean the Intellectual Property Rights License Agreement, of even Effective Date herewith, entered into by the parties hereto.

          (c) "LICENSED MARKS" shall mean solely the trademark SurgX-Registered Trademark- and the trademark SurgeTape-TM- PROVIDED, HOWEVER, that the appearance and/or style of either trademark may change from time to time in Licensor's sole discretion. As of the Effective Date hereof, the trademark SurgX-Registered Trademark- is the subject of trademark registration and pending applications 74/461054. Trademark SurgeTape-TM- is a common law trademark for which an application to register has not yet been submitted.

          (d) "PRODUCT" shall mean the "Licensed Products" as defined in the License Agreement.

          (e)  "TERRITORY" shall mean the world.

     2.   LICENSE RIGHT GRANTED.

          (a) In partial consideration of the consideration set forth in the License Agreement, Licensor hereby grants to Licensee, and Licensee accepts, upon the terms and conditions set forth herein, a non-transferable (subject to Section 9 herein), non-sublicensable (subject to Section 9 herein), royalty-free license to use the Licensed Mark in the Territory solely in connection with the Product.

          (b) Licensee hereby acknowledges and agrees that, except as set forth herein, Licensee has no rights, title or interest in or to the Licensed Marks and that all use of the Licensed Marks by Licensee shall inure to the benefit of Licensor. Licensee shall not have the right to use either of the Licensed Marks as a trade name, company name, trade style or fictitious business name.

          (c) Licensee understands and agrees that it does not have the right to use the Licensed Marks in any manner that conflicts with the rights of any third party. If, in Licensor's sole determination, Licensee's use of the Licensed Mark infringes the rights of any third party or weakens or impairs Licensor's rights in the Licensed Mark, including but not limited to the creation of a composite mark, then Licensee agrees to immediately terminate or modify such use in accordance with Licensor's instructions. In the event Licensee fails to terminate or modify such use as directed by Licensor, Licensor may terminate this Agreement and the license granted hereunder.

          (d) Licensee acknowledges that it is often difficult, particularly in foreign countries, to obtain clear, registered title to trademarks. Accordingly, Licensee agrees that the rights granted herein exist only to the extent that Licensor owns such rights, and (except as specifically set forth herein or in the License Agreement) no warranty, express or implied, is made with respect thereto or to the Licensed Mark or with respect to the rights of any third parties that may conflict with the rights granted herein. If the laws of any country included in the Territory require that a trademark be registered prior to use in order to fully protect the owner of the trademark, the license granted herein with respect to the Licensed Mark shall not extend to such country until the Licensed Mark has been registered there at Licensor's expense under appropriate classes relating to the Product. Licensor and Licensee shall cooperate in constituting Licensee as a registered user (or its equivalent) of the Licensed Mark in each of the countries comprising the Territory in which such Licensed Mark is registered or may be registered, and in which such registered user filing is required. Any expenses for constituting Licensee as a registered user in any country shall be borne by Licensee.

          (e) Licensor agrees to defend, indemnify and hold Licensee harmless from any and all costs and expenses (including reasonable attorney's fees), liabilities, damages or other loss resulting from or relating to an infringement by the Licensed Marks of any trademark, service mark or trade name right of a third party; provided that (i) Licensor is promptly notified of any and all threats, claims and proceedings related thereto; provided, further that no delay on the part of Licensee to notify Licensor shall relieve Licensor from its indemnity obligations hereunder unless (and then solely to the extent) the Licensor is thereby damaged; (ii) Licensor shall have sole control of the defense and/or settlement thereof; (iii) upon Licensor's request and expense, Licensee immediately ceases use of the offending Licensed Mark; and (iv) upon Licensor's request and expense, Licensee provides Licensor with reasonable assistance and information available to Licensee for such defense. The foregoing obligation of Licensor does not apply to the extent any liabilities, costs or expenses result from (a) Licensee continuing the allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement or (b) if Licensee's use of the Licensed Mark is not strictly in accordance with the terms and provisions of this Agreement.

     3.   QUALITY STANDARDS.

          (a) Licensor shall have the right to control the quality of the Products sold under the Licensed Mark solely as provided herein. Licensee shall furnish to Licensor, at no expense to Licensor, pre-production samples of the Product in the form that Licensee intends to manufacture and sell under either of the Licensed Marks to allow Licensor to review the quality of the Product, which shall be of a quality at least equal to that of Licensee's other fuse products

                                     2.

in production. Thereafter, upon the request of Licensor, Licensee shall furnish, at no expense to Licensor, production samples of the Product Licensee intends to sell under each of the Licensed Marks to allow Licensor to monitor the quality of the Product.

          (b)  Licensee agrees to adopt the level of quality as set forth in
Section 3(a) hereof for the Product manufactured and sold under the Licensed Marks as the minimum standard of quality for the Product.

          (c) Licensor shall have the right to request Licensee to make any changes and/or corrections to the Product manufactured and sold by Licensee under the Licensed Mark as may be required to maintain the quality standard prescribed by Licensor in Section 3(a) above, and Licensee agrees to make and incorporate said changes or corrections at Licensee's sole cost and expense.

          (d)  Licensee shall utilize the Licensed Marks in accordance with
Section 3.5 of the License Agreement. Upon Licensor's request, Licensee shall furnish to Licensor, at no expense to Licensor, samples of all literature and materials containing the Licensed Mark that Licensee distributes or intends to distribute. Licensor shall have the right to control the quality of all marketing materials bearing the Licensed Mark and Licensee's use of the Licensed Mark solely as provided herein. If Licensor believes that the Licensed Mark is being used in a manner that could diminish License's rights in or protection of the Licensed mark, Licensee agrees, at Licensee's sole cost and expense, to make whatever reasonable changes and/or corrections Licensor deems necessary to protect the Licensed Mark.

          (e) Licensee agrees that it shall not engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of the Licensed Marks.

          (f) Licensee agrees to comply with all applicable local, state, federal and foreign laws and, at all times, to conduct its activities under this Agreement in a lawful manner.

          (g) Licensee agrees to use the Licensed Marks in accordance with and only on or in connection with the Product.

     4.   USE AND DISPLAY OF LICENSED MARK.

          (a) Licensee acknowledges and agrees that the presentation and image of the Licensed Marks should be uniform and consistent with respect to all services, activities and products associated with the Licensed Marks. Accordingly, Licensee agrees to use the Licensed Marks solely in the manner which Licensor shall specify from time to time in Licensor's sole discretion. In particular, Licensee agrees to use the Licensed Marks as adjectives, coupled at least the first time they are used in marketing material, brochures, advertisements, manuals or other documents with a generic term (for example:
SurgX-Registered Trademark- liquid) and not as verbs or nouns.

          (b) All usage by Licensee of the Licensed Marks shall include the registered or common law trademark symbol and shall be in the following form, as appropriate: SurgX-Registered Trademark- or SurgeTape-TM-. All marketing materials printed, distributed or electronically transmitted by

                                     3.

Licensee and containing the Licensed Marks shall include the appropriate one of the following notices:

          1) SurgX-Registered Trademark- is a registered trademark of SurgX Corporation, or
          2)   SurgeTape-TM- is a trademark of SurgX Corporation.

     5.   TERM AND TERMINATION.

          (a) This Agreement shall commence on the Effective Date and shall continue in effect for a period coterminous with the term of the License Agreement, unless earlier terminated in accordance with the terms and conditions set forth herein.

          (b) This Agreement shall automatically terminate upon termination (for whatever reason) of the License Agreement. If under the License Agreement Licensor extends to Licensee a sell-off period within which to sell the Product to certain existing customers of Licensee, Licensee shall have the right to continue using the Licensed Marks in connection with its marketing and distribution efforts only for such Products and only for the duration of such sell-off period.

          (c) This Agreement and the license granted herein may be terminated by Licensor if licensee fails to perform or comply with a material provision of this Agreement and such breach or default is not cured by Licensee within thirty
(30) days after written notice of termination is received by License.

          (d) Except as expressly set forth in Section 5(b) above, Licensee shall immediately cease all use of the Licensed Mark upon expiration or termination of this Agreement.

     6.   COOPERATION AND PROTECTION.

          (a) Licensee agrees to reasonably cooperate with and assist Licensor in protecting and defending the Licensed Marks and shall promptly notify Licensor in writing of any infringements, claims or actions by others (which come to the attention of Licensee) in derogation of either of the Licensee Marks; PROVIDED, HOWEVER, that Licensor shall have the sole right to determine whether any action shall be taken on account of any such infringement, claim or action. Licensee shall not take any action on account of any such infringement, claim or action without the prior written consent of Licensor.

          (b) Licensee agrees not to apply for registration of the Licensed Mark (or any mark confusingly similar thereto) anywhere in the Territory. Licensor may elect to apply for registration of the Licensed mark in a particular country(ies) within the Territory at its expense, and, in such event and if applicable, Licensee agrees to reasonably assist and cooperate with Licensor in connection therewith.

     7.   INDEMNIFICATION.

     Licensee agrees to defend, indemnify and hold Licensor harmless from and against any and all costs and expenses (including reasonable attorneys' fees), liabilities, damages or other

                                     4.

loss arising out of Licensee's actions or omission to act under this Agreement or Licensee's organization, business or activities.

     8.   INDEPENDENT CONTRACTORS.

     The parties hereto are independent contractors and are not partners, joint venturers or otherwise affiliated, and neither party has any right or authority to bind the other in any way.

     9.   ASSIGNMENT.

     Licensee may not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor; PROVIDED, HOWEVER, Licensee may assign or delegate any of its rights or obligations under this Agreement to an Affiliate with notice to Licensor (and without Licensor's consent), provided Licensee remains liable for its performance under this Agreement.

     10.  NOTICE.

     Any notice pursuant to this Agreement shall be in writing and shall be deemed given (i) when delivered by hand or mail, (ii) when transmitted by telecopies, with confirmation of receipt; provided that a copy is sent at about the same time by registered or certified mail, return receipt requested, or
(iii) three (3) days after being sent by Express Mail, Federal Express or other express delivery service, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify from time to time by notice):

          If to Licensor:     SurgX Corporation
                              Attention: President
                              1100 Auburn Street
                              Fremont, CA 94538
                              Facsimile: (510) 492-2080

          If to Licensee:     Bussmann Division of McGraw-Edison Company
                              Attention: President
                              114 Old State Road
                              Ellisville, MO 63178
                              Facsimile: (314) 527-1497

          with copy to:       Cooper Industries, Inc.
                              Attention:  General Counsel
                              P.O. Box 4446
                              Houston, TX 77210
                              Facsimile: (713) 209-8991

     11.  GENERAL.

          (a) AMENDMENT, MODIFICATION AND WAIVER. The failure of either party to enforce its rights or to require performance by the other party of any term or condition of this

                                     5.

Agreement shall not be construed as a waiver of such rights or of its right to require future performance of that term or condition. Any amendment or modification of this Agreement or any waiver of any breach of any term or condition of this Agreement must be in a writing signed by both parties in order to be effective, and any such waiver shall not be construed as a waiver of any continuing or succeeding breach of such term or condition, a waiver of the term or condition itself or a waiver of any right under this Agreement.

          (b) GOVERNING LAW. This Agreement shall be governed and interpreted under the laws of the State of Delaware without regard to the conflicts of interest provisions thereof.

          (c) HEADINGS. Headings and captions are for convenience of reference only and shall not be deemed to interpret, supersede or modify any provision of this Agreement.

          (d) SEVERABILITY. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

          (e) ENTIRE AGREEMENT. Upon execution by both parties, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all discussions, negotiations, agreements and past dealings, either oral or written, between or among the parties relating to the subject matter hereof, including but not limited to the Trademark Agreement having an Effective Date of _______________, 1996 by and between the parties hereto.

          (f) DISPUTE RESOLUTION. Any dispute or claim arising out of, or in connection with, this Agreement which is to settled to the mutual satisfaction of the parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be submitted to mediation conducted by a mediator mutually acceptable to the parties. In the event the parties cannot resolve the dispute or claim through mediation, then the claim or dispute shall be finally settled by binding arbitration in the counties of Alameda, San Mateo or Santa Clara, California, in accordance with the rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with said rules in effect on the date that such notice is given. The decision of the arbitrators shall be final and binding upon the parties and judgment upon any award rendered by all or a majority of the arbitrators may be entered in any court of competent jurisdiction. Each party shall bear the cost of preparing its case. The cost of the arbitration, including the fees and expenses of the arbitrators, will be shared equally by the parties unless the arbitrators' award otherwise provides. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrators shall not have authority to award punitive damages against any party or parties. Either party may request a court to provide interim or provisional relief and such a request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

          (g) SURVIVAL. Sections 2(e), 5(b), 6(b), 7, 1 l(b) and 1 l(f) hereof shall survive the termination of this Agreement.

                                     6.

          (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their authorized representatives as of the date first above written.

SURGX CORPORATION                       MCGRAW-EDISON COMPANY


By                                      By

Printed Name                            Printed Name

Title                                   Title



                                     7.

                                   ATTACHMENT 4.1


                               DELIVERY SCHEDULE FOR

                               TECHNICAL INFORMATION

1.   SurgX Specification and Manufacturing Procedures Control Documents

2.   R5-11 Environmental Test Results

3.   SurgX ESD QC Test Procedure

All items to be delivered on or before July 22, 1996.

                                   ATTACHMENT 9.1

 526 0848       Foldback Switching Material and Devices

 514 2263       Surface Mount Device with Overvoltage Protection Feature

 5189 387 Surface Mount Device with Foldback Switching Overvoltage Protection Feature

 506 8634       Overvoltage Protection Device and Material

 497 7357       Overvoltage Protection Device and Material

 524 8517 Paintable/Coatable Overvoltage Protection Devices and Devices Made Therefrom

                                  ATTACHMENT 11.1

Licensor's cost of the SurgeTape Material shall equal Licensor's standard costs for the SurgeTape Material including direct and indirect labor and associated fringe benefits, scrap, perishable tooling, supplies, and maintenance on machinery and equipment. Only costs directly associated with the manufacture of SurgeTape Material will be included in standard costs.

                                  ESCROW AGREEMENT

                                      BETWEEN

                                 SURGX CORPORATION
                                     (LICENSOR)

                                        AND

                               MCGRAW-EDISON COMPANY
                                     (LICENSEE)

                                        AND

                           BURNS, DOANE, SWECKER & MATHIS
                                   (ESCROW AGENT)

                                  ESCROW AGREEMENT

                                  TABLE OF CONTENTS

                                                                          PAGE
1.   Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.   Representations of Licensor to Licensee . . . . . . . . . . . . . . .  2

3.   Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . .  2

4.   Disputes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

5.   Payment to Escrow Agent . . . . . . . . . . . . . . . . . . . . . . .  3

6.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

7.   Waiver, Amendment or Modification; Severability . . . . . . . . . . .  3

8.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

9.   Limitation on Escrow Agent's Responsibility and Liability . . . . . .  3

10.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Schedule A     Description of Materials Containing the Escrow Information
               Relating to the Manufacture of the Liquid Polymer Material and SurgeTape

                                  ESCROW AGREEMENT

     ESCROW AGREEMENT dated as of July 12, 1996 by and among SurgX Corporation, having its principal offices at 47341 Bayside Parkway, Fremont, California (hereinafter the "Licensor"); McGraw-Edison Company, a Delaware corporation having its principal offices at 114 Old State Road Ellisville, Missouri (hereinafter the "Licensee"); and Burns, Doane, Swecker & Mathis, LLP, a law firm having an office at 3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, California (hereinafter the "Escrow Agent").

                                    WITNESSETH:

     WHEREAS, the Licensor and the Licensee have entered into a Intellectual Property Rights License ("License Agreement"), a copy of which is appended hereto and made a part hereof, pursuant to which the Licensor has agreed to license to the Licensee patents, patent applications, information, technology and rights relating to Licensed Products which incorporate the SurgeTape Material; and

     WHEREAS, it is the policy of the Licensor not to disclose the information to allow another party to self-manufacture the SurgeTape Material including technical and production know-how, drawings, designs, specifications, formulas, data, trade secrets and other information relating to the manufacture of the SurgeTape Material ("Escrow Information") except as provided in an applicable Escrow Agreement; and

     WHEREAS, Licensor and Licensee agree that upon the occurrence of certain events described in Section 3(a) hereof, the Licensee shall be able to obtain the Escrow Information for the SurgeTape Material, and accordingly, the Licensor agrees to deliver said Escrow Information to the Escrow Agent; and

     WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in the License Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Licensor, the Licensee and the Escrow Agent hereby act and agree as follows:

     1.   DEPOSITS

     The Escrow Agent agrees to accept from the Licensor the Escrow Information (as more fully described in Schedule A hereto) and revisions thereof as provided in Section 2 hereof. The Escrow Agent will issue to the Licensor a receipt for the Escrow Information upon delivery. The Escrow Information held by the Escrow Agent shall remain the exclusive property of the Licensor, and the Escrow Agent shall not use the Escrow Information or disclose the same to any third party except as specifically provided for herein. The Escrow Agent will hold the Escrow Information in safekeeping at its offices hereinabove indicated unless and until the Escrow Agent receives notice pursuant to the terms of this Agreement that the Escrow Agent is to deliver the

Escrow Information to Licensee, in which case the Escrow Agent shall deliver the Escrow Information to Licensee, subject, however, to the provisions of this Escrow Agreement.

     2.   REPRESENTATIONS OF LICENSOR TO LICENSEE

     Licensor represents and warrants to Licensee that: (i) the Escrow Information constitutes all of the information necessary to allow a reasonably skilled engineer, without reference to any other material or the help of any other person to manufacture the SurgeTape Material; and (ii) Licensor will promptly supplement the Escrow Information delivered hereunder with all Improvements thereof developed by Licensor from time to time pursuant to the License Agreement so that the Escrow Information constitutes the most current information available relating to the manufacture of the SurgeTape Material.

     3.   NOTICE OF DEFAULT

          (a) The Licensor shall be deemed to be in default of its responsibilities to Licensee for purposes of this Escrow Agreement if: (i) Licensor fails to meet the obligations referred to in Section 11.3(i) of the License Agreement; (ii) Licensor becomes insolvent, or a case or proceeding under bankruptcy, insolvency or similar law is commenced by or against Licensor and is not dismissed within 45 days or Licensor makes a general assignment for the benefit of creditors; or (iii) if any event of force majeure disrupts the supply of SurgeTape Material to Licensee which disruption continues for a period of 60 days and Licensor fails to find an alternate source to supply the SurgeTape Material to Licensee or allow Licensee to self-manufacture the SurgeTape Material. Licensee shall give a sworn statement (the "Notice of Default") to Licensor of any such default by the Licensor stating that such default has not been cured with a copy of such notice to the Escrow Agent.

          (b) If the Licensor desires to dispute the Notice of Default, the Licensor shall, within ten business (10) days after the receipt of the copy of the Notice of Default from the Licensee, deliver to Licensee a sworn statement (the "Affidavit") saying that no default has occurred or such default has been cured and Licensor shall provide a copy of such Affidavit to the Escrow Agent, whereupon the provisions of Section 4 hereof will become applicable. If the Escrow Agent receives the Affidavit within said ten (10) business days, the Escrow Agent shall continue to hold the Escrow Information in accordance with this Escrow Agreement. If the Escrow Agent does not receive the Affidavit within said ten (10) business days, the Escrow Agent is authorized and directed to deliver the Escrow Information to the Licensee.

          (c)  Following a release of the Escrow Information as provided in
Section 3, Licensee shall have the non-exclusive right to use the released material as and only as authorized by Section 11 of the License Agreement. Additionally, Licensee shall be required to maintain the confidentiality of the related materials and technology in accordance with the terms of the License Agreement.

     4.   DISPUTES

          (a) In the event that Licensor files the Affidavit with the Escrow Agent in the manner and within the time period set forth in Section 3(b) hereof, the Escrow Agent shall not release the Escrow Information to Licensee except in accordance with (i) a final decision of the

                                     2.

arbitration panel as hereinafter provided, or (ii) receipt of an agreement with notarized signatures of both Licensor and Licensee, authorizing the release of the Escrow Information to Licensee.

          (b) Disputes arising under this Agreement shall be referred immediately to, and finally settled by, binding arbitration pursuant to the provisions of Section 20 of the License Agreement. The Escrow Agent shall give prompt effect to any authenticated arbitration award. This agreement to arbitrate shall survive termination of this Agreement.

     5.   PAYMENT TO ESCROW AGENT

     As payment for its services hereunder, the Licensor shall reimburse the Escrow Agent for its reasonable out-of-pocket expenses incurred in connection with the discharge by the Escrow Agent of its duties and responsibilities under this Escrow Agreement.

     6.   TERMINATION

     This Escrow Agreement shall terminate on the termination of the License Agreement or upon the mutual written agreement of Licensor and Licensee.

     7.   WAIVER, AMENDMENT OR MODIFICATION; SEVERABILITY

     This Escrow Agreement shall not be waived, amended, or modified except by the written agreement of all the parties hereto. Any invalidity, in whole or in part, of any provision of this Escrow Agreement shall not affect the validity of any other of its provisions.

     8.   NOTICES

     All notices required to be given hereunder shall be in writing and shall be deemed given if delivered personally (upon recipient's actual receipt), if mailed by certified or registered mail, return receipt requested (upon the date of delivery to recipient), or if by nationally recognized air courier which confirms delivery (upon date of delivery to the recipient), to the parties at their respective addresses hereinabove written, or at such other address as shall be specified hereinabove in writing to all other parties.

     9.   LIMITATION ON ESCROW AGENT'S RESPONSIBILITY AND LIABILITY

          (a) The Escrow Agent shall maintain the Escrow Information in a safe and shall provide the same degree of care for the Escrow Information as it maintains for its valuable documents and those of its customers lodged in the same location.

          (b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only in assuming its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

          (c) In no event shall the Escrow Agent be liable for any act or failure to act under the provisions of this Escrow Agreement except where its acts are the result of its gross

                                     3.

negligence or willful misconduct. The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, notification, amendment, termination or rescission of this Escrow Agreement, unless in writing received by it, and, if its duties are affected, unless it shall have given its prior written consent thereto.

          (d) The Licensor and Licensee hereby agree, jointly and severally, to indemnify the Escrow Agent against any loss, liability, or damage (other than any caused by the gross negligence or willful misconduct of the Escrow Agent), including reasonable costs of litigation and counsel fees, arising from and in connection with the performance of its duties under this Agreement. The Licensor and Licensee will not bring a suit or file a claim against the Escrow Agent for any act or failure to act under the provisions of this Escrow Agreement except where its acts are the result of its gross negligence or willful misconduct.

     10.  COUNTERPARTS

     This Escrow Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Escrow Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the year and date first above written.


                                        SURGX CORPORATION ("LICENSOR")
Attest:

                                        By:
---------------------------------          ------------------------------


                                        MCGRAW-EDISON COMPANY ("LICENSEE")
Attest:

                                        By:
---------------------------------          ------------------------------


                                        BURNS, DOANE, SWECKER & MATHIS
                                        ("ESCROW AGENT")
Attest:

                                        By:
---------------------------------          ------------------------------


                                     4.